EXHIBIT 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of March 21, 2005, by and between CA-LA JOLLA II LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and MEDICINOVA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated January 28, 2004, which lease has been previously amended by First Amendment dated August 10, 2004 (“First Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 11,367 rentable square feet (the “Original Premises”) described as Suite Nos. 900 and 950 on the 9th floor of the building commonly known as Smith Barney Tower located at 4350 La Jolla Village Drive, San Diego, California (the “Building”).

B.	Tenant has requested that additional space containing approximately 5,242 rentable square feet consisting of (i) 2,418 rentable square feet described as Suite No. 970 (the “Suite 970 Expansion Space”) and (ii) 2,824 rentable square feet described as Suite No. 960 (the “Suite 960 Expansion Space”) on the 9th floor of the Building shown on Exhibit A and Exhibit A-1 hereto be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions. For purposes of this Amendment, the Suite 970 Expansion Space and the Suite 960 Expansion Space may collectively be referred to as the “Expansion Spaces”.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Suite 970 Expansion and Effective Date.

1.01.	Effective as of the Suite 970 Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 11,367 rentable square feet on the 9th floor to 13,785 rentable square feet on the 9th floor by the addition of the Suite 970 Expansion Space, and from and after the Suite 970 Expansion Effective Date, the Original Premises and the Suite 970 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 970 Expansion Space shall commence on the Suite 970 Expansion Effective Date and end on the Extended Termination Date (i.e., February 29, 2008). The Suite 970 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 970 Expansion Space.

1.02.	The “Suite 970 Expansion Effective Date” shall be the later to occur of (i) April 8, 2005 (“Target Suite 970 Expansion Effective Date”), or (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Suite 970 Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Suite 970 Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Suite 970 Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

a.	Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

b.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

c,	Changes requested or made by Tenant to previously approved plans and specifications;

d.	The performance of work in the Suite 970 Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

e.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

f.	Tenant has not executed this Amendment and returned the same to Landlord for counter-execution by Monday March 14, 2005.

The Suite 970 Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Suite 970 Expansion Space. The adjustment of the Suite 970 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Suite 970 Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Suite 970 Expansion Space not being ready for occupancy by Tenant on the Target Suite 970 Expansion Effective Date.

1.03.	In addition to the postponement, if any, of the Suite 970 Expansion Effective Date as a result of the applicability of Section 1.02. of this Amendment, the Suite 970 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 970 Expansion Space for any other reason (other than Tenant Delays by Tenant). Any such delay in the Suite 970 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 970 Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended.

2.	Suite 960 Expansion and Effective Date.

2.01.	Effective as of the Suite 960 Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 13,785 rentable square feet on the 9th floor to 16,609 rentable square feet on the 9th floor by the addition of the Suite 960 Expansion Space, and from and after the Suite 960 Expansion Effective Date, the Original Premises, the Suite 970 Expansion Space and the Suite 960 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 960 Expansion Space shall commence on the Suite 960 Expansion Effective Date and end on the Extended Termination Date (i.e., February 29, 2008). The Suite 960 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 960 Expansion Space.

2.02.	The “Suite 960 Expansion Effective Date” shall be the later to occur of (i) May 8, 2005 (“Target Suite 960 Expansion Effective Date”), or (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Suite 960 Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Suite 960 Expansion Space as a result of the occurrence of a Tenant Delay, then, for purposes of determining the Suite 960 Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s) (as defined in Section 1.02 above).

The Suite 960 Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Suite 960 Expansion Space. The adjustment of the Suite 960 Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Suite 960 Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Suite 960 Expansion Space not being ready for occupancy by Tenant on the Target Suite 960 Expansion Effective Date.

2.03.	In addition to the postponement, if any, of the Suite 960 Expansion Effective Date as a result of the applicability of Section 2.02. of this Amendment, the Suite 960 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 960 Expansion Space for any other reason (other than Tenant Delays by Tenant). Any such delay in the Suite 960 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 960 Expansion Effective Date is delayed, the Extended Termination Date under the Lease shall not be similarly extended.

3.	Base Rent.

3.01.	Suite 970 Expansion Space. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 970 Expansion Space as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
April 8, 2005 – April 30, 2005	$37.20	$5,746.78 (i.e. $249.86 per diem x 23 days)
May 1, 2005 – February 7, 2006	$37.20	$7,495.80
February 8, 2006 – February 7, 2007	$38.40	$7,737.60
February 8, 2007 – February 29, 2008	$39.60	$7,979.40

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Suite 970 Expansion Effective Date is the Target Suite 970 Expansion Effective Date. If the Suite 970 Expansion Effective Date is other than the Target Suite 970 Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Suite 970 Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Suite 970 Expansion Effective Date, and the actual Suite 970 Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Suite 970 Expansion Effective Date as provided above.

3.02.	Suite 960 Expansion Space. In addition to Tenant’s obligation to pay Base Rent for the Original Premises and the Suite 970 Expansion Space, Tenant shall pay Landlord Base Rent for the Suite 960 Expansion Space as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
May 8, 2005 – February 7, 2006	$37.20	$8,754.40
February 8, 2006 – February 7, 2007	$38.40	$9,036.80
February 8, 2007 – February 29, 2008	$39.60	$9,319.20

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Suite 960 Expansion Effective Date is the Target Suite 960 Expansion Effective Date. If the Suite 960 Expansion Effective Date is other than the Target Suite 960 Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Suite 960 Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Suite 960 Expansion Effective Date, and the actual Suite 960 Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Suite 960 Expansion Effective Date as provided above

4.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $17,298.60 which is added to and becomes part of the Security Deposit held by Landlord as provided under Section 1.08 of the Lease and Section 4 of the First Amendment as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $72,365.40 to $89,664.00.

5.	Tenant’s Pro Rata Share.

5.01.	Suite 970 Expansion Space. For the period commencing with the Suite 970 Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Suite 970 Expansion Space is 1.2862%.

5.02.	Suite 960 Expansion Space. For the period commencing with the Suite 960 Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Pro Rata Share for the Suite 960 Expansion Space is 1.5021%.

6.	Expenses and Taxes.

6.01.	Suite 970 Expansion Space. For the period commencing with the Suite 970 Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 970 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 970 Expansion Space is 2005.

6.02.	Suite 960 Expansion Space. For the period commencing with the Suite 960 Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 960 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 960 Expansion Space is 2005.

7.	Improvements to Expansion Spaces.

7.01.	Condition of Expansion Spaces. Tenant has inspected the Expansion Spaces and, subject to Section 7.02, agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

7.02.	Responsibility for Improvements to Expansion Spaces. Landlord shall perform improvements to the Expansion Spaces in accordance with the Work Letter attached hereto as Exhibit B.

8.	Early Access to Expansion Spaces. Tenant is permitted to take possession of the Expansion Spaces upon the full and final execution of this Amendment by Landlord and Tenant. Such possession shall be subject to the terms and conditions of the Lease and this Amendment and, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Expansion Spaces for any days of possession before the respective effective dates. Landlord may withdraw such permission to enter the Expansion Spaces at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord’s Work at the earliest possible date.

9.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.01.	Parking. For the period commencing with the Suite 970 Expansion Effective Date and ending on the Extended Termination Date and pursuant to the terms and conditions set forth in Exhibit G, “Parking Agreement” of the Lease, Landlord hereby grants to Tenant the right to lease 17 additional unreserved parking spaces (the “Additional Spaces”) in the Parking Facility. The initial charge for such Additional Spaces is $50.00 per unreserved parking space, per month, subject to change from time to time. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Except as modified herein, the use of the Additional Spaces shall be subject to the terms of the Lease

9.02.	Relocation. Landlord shall not relocate Tenant at any time during the Extended Term (as defined in the First Amendment) from the Premises (i.e. the Original Premises, the Suite 970 Expansion Space and the Suite 960 Expansion Space); provided, however, Landlord may have the right to relocate Tenant to space of reasonably comparable size and utility (“Relocation Space”) if Heller, Ehrman, White & McCaulife (or its successors) (“Heller”) or Smith Barney (or its successors) (“Smith Barney”) elect to expand (whether by option or otherwise) into all or a portion of the Premises. In the event Heller or Smith Barney elect to expand into all or a portion of the Premises and Landlord elects to relocate Tenant during the Extended Term, the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space from and after the date of the relocation. Landlord shall pay Tenant’s reasonable costs of relocation in accordance with the terms and conditions outlined in Section 21 of the Lease.

9.03.	Renewal Option. Effective as of the Suite 970 Expansion Effective Date, the Renewal Option as set forth in Exhibit F of the Lease shall be applicable to the Suite 970 Expansion Space. Effective as of the Suite 960 Expansion Effective Date, the Renewal Option as set forth in Exhibit F of the Lease shall be applicable to the Suite 960 Expansion Space.

9.04.	Right of First Offer.

A.

Grant of Option; Conditions. Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to the 1,929 rentable square feet known as Suite No. 980 on the 9th floor of the Building shown on the demising plan attached hereto as Exhibit A-2 (the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that (i) the existing tenant in the Offering Space will not extend or renew the term of its lease, or enter into a new lease for the Offering Space and (ii) the Expansion Tenants (defined in Section 9.04.E below) will not exercise their expansion rights to lease the Offering Space (but prior to leasing such Offering Space to a third party or the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may elect to lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 days after receiving the Advice. Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

1.	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

2.	the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time Landlord would otherwise deliver the Advice; or

3.	the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

4.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

Notwithstanding the foregoing, if Tenant is in violation of one of the conditions stated above, Landlord shall provide Tenant reasonable notice of such violation in lieu of providing the Advice.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence upon the effective date set forth in the Offering Amendment (defined below) and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Offering Amendment, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

3.	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Offering Amendment specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed, as will be described in the Offering Amendment, until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

C.

Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the 5 day period provided in Section 9.04.A above; and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. In addition, if

Landlord provides Tenant with an Advice for any portion of the Offering Space and Tenant does not exercise its Right of First Offer to lease the Offering Space described in the Advice, Tenant’s Right of First Offer with respect to the “Encumbered Offering Space” (i.e., other portion(s) of the Offering Space subject to expansion rights) shall be terminated.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall review and provide comment to Landlord within a reasonable time frame, but no longer than 10 days. Tenant shall execute and return the mutually agreed upon Offering Amendment to Landlord within 15 days of receipt from Landlord.

E.	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the vicinity of the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building (including Heller and Smith Barney) existing on the date hereof (collectively, the “Expansion Tenants”).

10.	Miscellaneous.

10.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

10.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

10.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Staubach Company in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Staubach Company claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

10.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-LA JOLLA II LIMITED PARTNERSHIP, a Delaware limited partnership

By: EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ Robert E. Dezzutti
		Name:	Robert E. Dezzutti
		Title:	Senior Vice President

TENANT:

MEDICINOVA, INC., a Delaware corporation

By:	/s/ Takashi Kiyoizumi
Name:	Takashi Kiyoizumi
Title:	President and CEO

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 970 EXPANSION SPACE

[drawing omitted]

EXHIBIT A-1

OUTLINE AND LOCATION OF SUITE 960 EXPANSION SPACE

[drawing omitted]

1

EXHIBIT A-2

OUTLINE AND LOCATION OF OFFERING SPACE

[drawing omitted]

2

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between CA-LA JOLLA II LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and MEDICINOVA, INC., a Delaware corporation (“Tenant”) for space in the Building commonly known as Smith Barney Tower located at 4350 La Jolla Village Drive, San Diego, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Expansion Spaces, as defined in the attached Amendment.

1.	Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with the following work list (the “Worklist”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Worklist are hereinafter referred to as the “Landlord Work”. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

WORK LIST

•	Landlord to install Building standard carpet upon all previously carpeted areas of the Expansion Spaces in a color that most closely matches the carpet in Suite 950.

•	Landlord to touch up painted areas of the Suite 970 Expansion Space if paint is damaged during carpet installation.

•	Landlord to re-paint all painted wall areas within the Suite 960 Expansion Space using 1 coat of Building standard paint in a color that closely matches the paint in Suite 950.

•	Landlord to create a cut-out opening in the wall between Suite 950 and the Suite 960 Expansion Space using Building standard methods and finishes.

2.	All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and expense, plus any applicable state sales or use tax thereon, payable upon demand as Additional Rent. Tenant shall be responsible for any Tenant delay in completion of the Premises resulting from any such other work and upgrades requested or performed by Tenant.

3.	Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.	Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Building Service Hours subsequent to the Suite 970 Expansion Effective Date and Suite 960 Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Suite 970 Expansion Effective Date or the Suite 960 Expansion Space, as the case may be, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

5.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

3